Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND

707 17th STREET, SUITE 3600

DIRECTOR - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES RECORD EARNINGS AND DISCRETIONARY CASH FLOW IN
2005 ON MORE THAN $1 BILLION OF REVENUE; SPIN-OFF AND MERGER OF GOM
ASSETS EXPECTED TO CLOSE MARCH 2, 2006

Remainco Fourth Quarter Production Increases to 283 MMcfe/d, a Sequential Growth Rate of 6%

Wild River Net Production Increases 25% Sequentially to a Record 25 MMcfe/d in the Quarter

Buffalo Wallow Net Production Increases 6% Sequentially to a Record 34 MMcfe/d in the Quarter

Remainco Reserve Replacement Ratio of 281% from all Capital Activities, with a Finding, Development and Acquisition Cost of $2.16 per Mcfe

Hurricane Activity Defers 10 Bcfe of Fourth Quarter Production

DENVER, COLORADO – February 15, 2006 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full year 2005.  For the year ended December 31, 2005, the Company had the following highlights:

•                  Record earnings of $152 million, a 24% increase over 2004 on record revenues of almost $1.1 billion.

•                  Record discretionary cash flow of $654 million, a 15% increase over 2004.

•                  Record adjusted EBITDA of $717 million, a 13% increase over 2004.

•                  Drilling well counts for 2005 increased to a record 392 (196 without San Juan Basin wells), with a 97% success rate.

H. Craig Clark, President and CEO, stated, “2005 was a pivotal year for Forest as we were able to complete the repositioning of our portfolio while arranging a substantial dividend to our shareholders.  Our transaction with Mariner Energy, in addition to our recent onshore acquisitions, creates two attractive portfolios for our shareholders.  We have made significant progress in 2005 on the remaining Forest onshore assets by replacing 281% of production at an all-in FD&A cost of $2.16 per Mcfe while lowering the PUD percentage from the previous year.  Our recent East Texas Cotton Valley acquisition essentially replaces reserves for 2006 and provides another growth area with both near term and future impact.  We believe we achieved our primary goal in 2005 by beginning to unlock the intrinsic value of our shares for Forest Oil shareholders.”

SPIN-OFF

Forest announced on September 12, 2005 that it intends to spin-off to its shareholders its offshore Gulf of Mexico operations, and that the Gulf of Mexico operations would immediately thereafter be acquired in a merger transaction by Mariner Energy, Inc. (Mariner).  On February 10, 2006, Forest announced this special stock dividend, which will consist of approximately 50.6 million shares of Forest Energy Resources, Inc. (FERI), representing 100% of its subsidiary that holds its offshore Gulf of Mexico operations (Spinco), will be payable to Forest shareholders of record on February 21, 2006.  Pursuant to the terms of the dividend, each shareholder of record on February 21, 2006 will receive approximately .8 shares of FERI common stock.  Immediately thereafter, FERI will merge with a subsidiary of Mariner, with each share of FERI exchanged for one share of Mariner.  The dividend and the merger are subject to Mariner stockholders voting in favor of the merger and satisfaction or waiver of other closing conditions.  The transaction is expected to be non-taxable to Forest and its shareholders and is anticipated to close on or about March 2, 2006.

After the spin-off and merger, Mariner will be a separately traded public company that will own and operate the combined businesses of Mariner and Forest’s Gulf of Mexico operations, and Mariner’s common stock will be traded on the New York Stock Exchange under the symbol “ME”.  The remaining assets (Remainco) will be operated by Forest and will be a long-lived onshore resource company with a significant drilling inventory and a proven acquisition track record in North America.

FOURTH QUARTER 2005 RESULTS

For the quarter ended December 31, 2005, Forest reported net earnings of $57.2 million or $.92 per basic share.  This amount compares to net earnings of $43.6 million or $.73 per basic share in the corresponding period in 2004.  Net earnings in the fourth quarter of 2005 were affected by the following items:

•                  Unrealized gains of $53.0 million ($32.8 million after-tax) primarily related to hedges that, under accounting rules, no longer qualified for hedge accounting due to Hurricanes Katrina and Rita production deferrals.

•                  Additional tax expense of $4.3 million ($4.3 million after-tax) relating to a repatriation dividend from Canada.

Without the effect of these items, Forest’s net earnings would have been $28.7 million, or $.46 per basic share.

These amounts compare to net earnings of $42.2 million or $.71 per basic share in the corresponding 2004 period computed on a comparable basis excluding the following item:

•                  Unrealized gains of $2.3 million ($1.4 million after-tax) related to acquired collars that, under accounting rules, do not qualify for hedge accounting.

Forest realized hedge losses during the fourth quarter of 2005, which recognition was required to be deferred until the first quarter of 2006 to correspond with the timing of production that was deferred from Hurricanes Katrina and Rita.  The total deferred amount realized but not recognized in the fourth quarter was $15.2 million.

For the fourth quarter of 2005, Forest’s sales volumes were 386.4 MMcfe/d or a decrease of 23% compared to the fourth quarter of 2004.  Impacts from the hurricanes deferred approximately 10 Bcfe (109 MMcfe/d), of which .7 Bcfe (8 MMcfe/d) relates to Remainco.  Remainco production volumes averaged 282.7 MMcfe/d in the fourth quarter, an increase of 7% from the fourth quarter of 2004.

The Company’s adjusted EBITDA decreased 21% compared to the fourth quarter of 2004 to $147.6 million, due to lower production volumes and significantly wider price differentials for natural gas.  During the fourth quarter of 2005, discretionary cash flow was $134.8 million.

2005 RESULTS

For the year ended December 31, 2005, Forest reported net earnings of $151.6 million or $2.47 per basic share, a 24% increase compared to net earnings of $122.6 million or $2.15 per basic share in the corresponding 2004 period.  Net earnings in the year ended December 31, 2005 were affected by the following items:

•                  Unrealized losses of $21.4 million ($13.2 million after-tax) primarily related to hedges that, under accounting rules, no longer qualified for hedge accounting due to Hurricanes Katrina and Rita production deferrals.

•                  A pre-tax, non-cash charge of $2.2 million ($1.3 million after-tax) representing our 40% share of a valuation allowance that Cook Inlet Pipeline Company (“CIPC”) recorded against a portion of its deferred tax assets.

•                  Additional tax expense of $4.3 million ($4.3 million after-tax) relating to a repatriation dividend from Canada.

Without the effect of these items, Forest’s adjusted net earnings would have been $170.4 million, or $2.78 per basic share.  These amounts compare to net earnings of $123.3 million or $2.17 per basic share in the corresponding 2004 period computed on a comparable basis excluding the following item:

•                  Unrealized losses of $1.1 million ($.7 million after-tax) related to acquired collars that, under accounting rules, do not qualify for hedge accounting.

For the year ended December 31, 2005, Forest’s sales volumes were 452.7 MMcfe/d or a decrease of 4% compared to the corresponding period in 2004 due to storm related downtime in 2005 which reduced volumes approximately 16 Bcfe (44 MMcfe/d) for all of 2005, of which 1.1 Bcfe (3 MMcfe/d) relates to Remainco.  Remainco production volumes averaged 272.4 MMcfe/d in 2005, an increase of 9% from 2004.

The Company’s adjusted EBITDA increased 13% compared to the corresponding period in 2004 to $716.6 million, due to higher per unit netbacks.  During 2005, discretionary cash flow was $654.1 million.

At December 31, 2005, net debt increased 6% to $847 million compared to $797 million at December 31, 2004.  The year-over-year increase in net debt was primarily due to approximately $235 million of debt incurred for the acquisition of the Buffalo Wallow field in the second quarter of 2005, offset by discretionary cash flow, proceeds from the exercise of stock options and warrants and property sales.  The Company had a net debt to total book capitalization of 33% at December 31, 2005 compared to 35% at December 31, 2004.

RESERVES

Forest reported year-end estimated proved reserves of approximately 1,467 Bcfe, all of which are located in North America and 21% related to Spinco. The estimated proved reserves consist of approximately 60% natural gas and 40% oil.  Forest and Remainco proved developed reserves are 73% and 75% of total proved reserves, respectively, at December 31, 2005.  Forest’s proved reserves were audited by independent third party engineering firms.

The following table reflects the 2005 activity related to the Company’s estimated proved reserve amounts.  The proved reserve amounts have been presented to show the split between the reserves attributable to Remainco and Spinco:

	Natural Gas (Bcf)			Liquids (MMbls)			Equivalents (Bcfe)
	Remainco	Spinco	Total	Remainco	Spinco	Total	Remainco	Spinco	Total
December 31, 2004	527	274	801	77.1	11.7	88.8	990	344	1,334

Purchases of properties	90	1	91	6.0	—	6.0	126	1	127
Additions and discoveries	83	6	89	3.9	0.5	4.4	106	9	115
Revisions	6	7	13	6.6	3.1	9.7	46	25	71
Reserve additions	179	14	193	16.5	3.6	20.1	278	35	313

Production	(52)	(50)	(102)	(7.8)	(2.8)	(10.6)	(99)	(66)	(165)
Sales of Properties	—	(7)	(7)	(1.3)	—	(1.3)	(8)	(7)	(15)
	(52)	(57)	(109)	(9.1)	(2.8)	(11.9)	(107)	(73)	(180)

December 31, 2005	654	231	885	84.5	12.5	97.0	1,161	306	1,467

CAPITAL ACTIVITIES

In the fourth quarter of 2005, Forest invested $181 million in exploration and development activities.  The following table summarizes capital expenditures incurred in the fourth quarter of 2005 for exploration, development and acquisition activities (in millions).

	U.S. Remainco	Canada	International	Total Remainco	Spinco	Total
Exploration and development	$80	38	1	119	62	181
Acquisitions	1	—	—	1	—	1

Total	$81	38	1	120	62	182

For the year ended December 31, 2005, Forest invested $242 million on acquisitions, excluding the tax step-up in booked fair value for the Buffalo Wallow assets, $524 million in exploration and development activities, and received $24 million from asset dispositions.  Total costs incurred included a non-cash gross up of $71 million relating to the tax step-up in the booked fair value of the assets acquired in the Buffalo Wallow acquisition.  The following table summarizes capital expenditures incurred in the year ended December 31, 2005 for exploration, development and acquisition activities (in millions):

	U.S. Remainco	Canada	International	Total Remainco	Spinco	Total
Exploration and development	$247	107	4	358	166	524
Acquisitions	234	8	—	242	—	242

Total	481	115	4	600	166	766
Add:
Tax step-up in booked fair value of Buffalo Wallow assets	71	—	—	71	—	71
Total	$552	115	4	671	166	837

CERTAIN COMPARATIVE FINANCIAL AND OPERATING DATA

The following table sets forth certain of Forest’s financial and operating data for the three months and years ended December 31, 2005 and 2004.

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Daily natural gas sales volumes (MMcf):
U.S. Remainco	97.4	80.7	92.5	81.3
Canada	57.0	50.7	51.8	43.6
Total Remainco	154.4	131.4	144.3	124.9

Spinco	83.5	170.1	134.6	168.5
Total	237.9	301.5	278.9	293.4

Daily liquids sales volumes (MBbls):
U.S. Remainco	18.1	17.8	17.9	17.3
Canada	3.2	4.3	3.4	3.5
Total Remainco	21.3	22.1	21.3	20.8

Spinco	3.4	11.3	7.6	8.8
Total	24.7	33.4	28.9	29.6

Equivalent daily sales volumes (MMcfe):
U.S. Remainco	206.4	187.5	200.0	184.9
Canada	76.3	76.5	72.4	64.7
Total Remainco	282.7	264.0	272.4	249.6

Spinco	103.7	237.9	180.3	221.5
Total	386.4	501.9	452.7	471.1

Total equivalent sales volumes (Bcfe)	35.5	46.2	165.2	172.4

Oil and gas sales revenue (millions): (1)
U.S. Remainco	$142.8	97.1	493.3	346.5
Canada	59.7	37.3	176.9	110.2
Total Remainco	202.5	134.4	670.2	456.7

Spinco	65.6	128.7	392.3	453.1
Total	$268.1	263.1	1,062.5	909.8

Average gas sales price (per Mcf) (1)	$8.10	5.79	6.36	5.34

Average liquids sales price (per Bbl) (1)	$39.95	33.28	39.23	31.05

Costs ($ per Mcfe):
Lease operating expenses	1.53	.97	1.21	1.10
Production and property taxes	.32	.20	.26	.19
Transportation costs	.14	.11	.12	.10
General and administrative expense	.34	.21	.26	.19
Interest expense	.43	.33	.37	.34
Current income tax expense	.04	.04	.02	.02

Capital expenditures (millions):
Exploration and development	$181	81	524	275
Acquisitions(2)	1	43	313	425
Total	$182	124	837	700

(1)           Includes effects of hedging.

(2)           Includes a tax gross up of approximately $71 million and $51 million for the years ended December 31, 2005 and 2004, respectively.

FINANCIAL AND OPERATIONAL RESULTS

For the fourth quarter and year ended December 31, 2005, oil and gas sales volumes decreased approximately 23% and 4%, respectively, compared to the corresponding periods in 2004.  The three month decrease was caused by the deferral of offshore Gulf of Mexico and Gulf Coast onshore production of approximately 10 Bcfe due to hurricanes in 2005.   The decrease for the year was also due primarily to the deferrals of 16 Bcfe related to the hurricane activity in 2005 offset by acquisitions of producing properties.  The increase in total oil and gas sales of 2% and 17% in the fourth quarter and year ended December 31, 2005 as compared to the corresponding periods in 2004, respectively, was due to increased NYMEX oil and natural gas prices, but was partially offset by widening natural gas differentials.  Price differentials increased  to $2.87 per Mcf in the fourth quarter of 2005 compared to $.62 per Mcf in the prior year and to $1.24 per Mcf for the year ended 2005 as compared to $.32 per Mcf in the prior year.  The hurricanes caused infrastructure damage and transportation constraints in the Gulf Coast region that caused the widening of the gas differentials in North America.

Oil and gas production expense increased in the quarter and year ended December 31, 2005 compared to the corresponding periods of 2004.  The components of oil and gas production expense were as follows:

Production Expense by Component

	Three Months Ended December 31,				Years Ended December 31,
	2005	Per Mcfe	2004	Per Mcfe	2005	Per Mcfe	2004	Per Mcfe
	(In Thousands, except per unit amounts)
Direct operating expense and overhead	$43,302	1.22	37,198.80		166,119	1.01	165,983.97
Hurricane repairs	2,655.07		2,120.05		3,631.02		2,120.01
Workovers	8,585.24		5,385.12		30,011.18		21,058.12
Lease operating expense	54,542	1.53	44,703.97		199,761	1.21	189,161	1.10
Transportation costs	5,147.14		5,004.11		19,499.12		16,792.10
Production and property taxes	11,257.32		9,424.20		42,615.26		32,241.19

Total	$70,946	1.99	59,131	1.28	261,875	1.59	238,194	1.39

Lease operating expenses (LOE), which includes direct operating expense and overhead, hurricane repairs, and workovers, increased to $54.5 million for the quarter ended December 31, 2005 or 22% from $44.7 million for the corresponding period in 2004.  On a per-unit basis, LOE increased to $1.53 per Mcfe or 58% during the fourth quarter 2005 compared to the prior year.  For the year ended December 31, 2005, LOE on a per-unit basis increased 10% to $1.21 per Mcfe from $1.10 per Mcfe in the corresponding 2004 period.    The increase in LOE on an equivalent Mcfe basis for the three months and year ended December 31, 2005 is primarily due to the deferral of offshore Gulf of Mexico production as a result of hurricane activity causing down time in the third and fourth quarters of 2005.

Production and property taxes increased by $1.8 million or 19% during the fourth quarter of 2005 compared to the prior year’s fourth quarter.  For the year ended December 31, 2005, production and property taxes increased by 32% compared to the prior year period.  The increases in both were attributable to higher commodity prices.  As a percentage of oil and natural gas revenue, excluding hedging losses, production and property taxes for both the three months and year ended December 31, 2005 were 3.4% and in the comparable periods of 2004 were both 3.1%.  The increased rate is a result of a greater percentage of our production coming from onshore U.S. fields in 2005 as compared with 2004.

The following table sets forth production expenses for Remainco and Spinco:

Production Expense Remainco versus Spinco

	Three Months Ended December 31,				Years Ended December 31,
Remainco	2005	Per Mcfe	2004	Per Mcfe	2005	Per Mcfe	2004	Per Mcfe
	(In Thousands, except per unit amounts )
U.S.	$42,308	2.23	33,488	1.94	150,369	2.06	132,230	1.95
Canada	6,379.91		7,530	1.07	27,384	1.04	22,162.94

Total Remainco	48,687	1.87	41,018	1.69	177,753	1.79	154,392	1.69

Spinco	22,259	2.33	18,113.83		84,122	1.28	83,802	1.03
Total	$70,946	1.99	59,131	1.28	261,875	1.59	238,194	1.39

General and administrative expense increased 25% to $12.0 million for the quarter ended December 31, 2005 compared to $9.6 million for the corresponding period in 2004.  For the year ended December 31, 2005, general and administrative expense increased 36% to $43.7 million compared to $32.1 million for the corresponding period in 2004.  The three month increase resulted primarily from increased personnel costs, costs related to severance and transition costs attributable to the Mariner spin-off and professional services as well as a decrease in our overhead capitalization rate from 41% for the three month period ended December 31, 2004 to 37% for the corresponding period in 2005.  The increase for the year resulted primarily from increased headcount due to acquisition activities and a decrease in our overhead capitalization rate from 43% for the year ended December 31, 2004 to 38% in 2005.  Combined capitalized and expensed overhead costs increased by 16% for the comparable quarter and by 25% for the year.

Depreciation and depletion expense decreased 13% to $84.1 million for the quarter ended December 31, 2005 from $96.4 million for the corresponding period in 2004.  On a per-unit basis, the depreciation and depletion rate was $2.37 per Mcfe for the quarter ended December 31, 2005 compared to $2.09 per Mcfe in the corresponding period in 2004.  For the year ended December 31, 2005, depreciation and depletion expense increased 4% to $368.7 million from $354.1 million for the comparable period in 2004.  On a per-unit basis, the depreciation and depletion rate was $2.23 per Mcfe for 2005 compared to $2.05 per Mcfe in 2004.  The increase for the three months and year ended December 31, 2005 as compared to the corresponding periods in the prior year are primarily due to higher anticipated drilling and completion costs on future development activities.

In the fourth quarter of 2005, other expense included approximately $1.0 million in litigation costs and $1.0 million in franchise taxes.  For the year ended December 31, 2005, other expense also includes a charge of $2.2 million representing our 40% share of a valuation allowance that CIPC recorded in June, 2005 against a portion of its deferred tax assets.

HEDGING

Forest currently has hedges in place for 2006 covering the aggregate average daily volumes and weighted average prices shown below.  The hedges have been split between Remainco and Spinco and include all Forest hedges, both effective and ineffective.  The Spinco hedges will be assumed by Mariner at the time of the merger.

	2006 Remainco		2006 Spinco
Natural gas swaps:
Contract volumes (BBtu/d)	10.0	(1)	40.0	(1)
Weighted average price (per MMBtu)	$5.51		6.15

Natural gas collars:
Contract volumes (BBtu/d)	50.0		—
Weighted average ceiling price (per MMBtu)	$11.88		—
Weighted average floor price (per MMBtu)	$7.43		—

Oil swaps:
Contract volumes (MBbls/d)	4.0	(1)	—
Weighted average price (per Bbl)	$31.58		—

Oil collars:
Contract volumes (MBbls/d)	5.5	(2)	—
Weighted average ceiling price (per Bbl)	$65.87		—
Weighted average floor price (per Bbl)	$46.73		—

(1)          Represents hedged volumes associated with Forest’s acquisition activities.

(2)          1.0 of the 5.5 MBbls/d of hedged oil collar volumes are associated with Forest’s acquisition activities.

OPERATIONAL PROJECT UPDATE

Western Business Unit

Buffalo Wallow Area, Texas Panhandle (66-100% WI) – During the fourth quarter, Forest completed 13 wells with a 100% success rate and had 6 wells in progress on December 31, 2005, including new activity in offset areas. A total of 37 wells have been drilled since acquiring this property in April, 2005. Initial rates for all wells drilled this year ranged from 0.5 to 8.9 MMcfe/d and averaged 3.6 MMcfe/d. The best producer drilled to date in the field was completed in the fourth quarter at 8.9 MMcfe/d from commingled Granite Wash and Atoka zones. Field gathering and compression is being expanded to handle these higher rate wells. Current net production is approximately 34 MMcfe/d, an increase of approximately 70% from the pre-acquisition net rate of 20 MMcfe/d. Forest continues to operate four rigs in this field with a fifth rig anticipated to start in the second quarter.

Greater Vermejo/Haley Area, West Texas (42-100% WI) – During the fourth quarter, Forest added approximately 5,900 net acres to its acreage position, bringing its total to approximately 36,000 net acres. In the fourth quarter, we completed three re-entry projects and reached TD on the first two drilling wells of our program. The three re-entries tested at a combined rate of 8.3 MMcfe/d. The two drilling wells are currently being completed and stimulated.  In addition, we currently have two re-entries and one well drilling.

Central Midland Basin, West Texas (25-100% WI) – A total of 24 wells were drilled year-to-date with a 100% success rate. Most of these projects are located in the Martin, Fullerton, Dune and Tex-Mex fields and involve both infill drilling, step-out drilling, recompletions and waterflood expansion. There are approximately 150 potential locations currently identified in this area alone. Forest owned rigs are being used for this activity.  One of the recent wells at Tex-Mex tested at the highest rate to date at 3.7 MMcfe/d.

Williston Basin, Montana (66-91% WI) – The Ostby 1-35 wildcat was successfully completed at an initial rate of 210 Bbls/d from the Mission Canyon formation. Forest has approximately 1,500 net acres in this area.

Canada Business Unit

Wild River Area, Alberta, Canada (24-100% WI) – The Wild River area continues to be our most active area in Canada with net production reaching a record of 25 MMcfe/d in the fourth quarter of 2005. This is an increase of 25% since last quarter and an increase of 278% since the end of the first quarter of 2005. A total of 29 wells were drilled in 2005 with a 100% success rate. There are currently 5 wells awaiting completion or pipeline connection.

Evi-loon Area, Alberta, Canada (100% WI) – Three shallow pilot oil wells, two vertical and one horizontal, were drilled and completed in the fourth quarter of 2005 and the first quarter of 2006 in the Slave Point formation. The wells tested between 60 Bbls/d and 80 Bbls/d.  Based on the success of the pilot wells we will expand this program in 2006.  An additional 52 locations have been identified on our 10,600  acres in the field.

Alberta Foothills (31% WI) – The Waterton 10-30 was directionally drilled through the Wabamun formation and was recently tested at 12 MMcfe/d.  The well should be placed on production by the third quarter 2006.  Pipeline operations are underway.

Alberta Foothills (51% WI) – The Narraway 13-2 discovery was completed at a rate of 4.8 MMcfe/d.  The well is currently shut-in waiting on pipeline access.   An offset well is currently drilling in Narraway.  Three wells are in progress on acreage south of Narraway in the Copton area.

Gulf of Mexico

Rig and capital expenditure activity were increased in the fourth quarter in order to provide a smooth transition to Mariner in early 2006. Forest also took over operations of 9 non-operated blocks from Chevron/Unocal where we have 50% working interest. Forest will immediately begin hurricane repairs and activity on these blocks.

Grand Isle 76 (100% WI) – The A-24 well was drilled horizontally and tested 7.1 MMcfe/d. The well is currently shut-in awaiting third party oil pipeline repairs.

South Timbalier 288 (100% WI) – The S.T. 288 #1 wildcat reached TD and was flow tested at 5.1 MMcfe/d at 3,400 PSI. Sales should occur in 2006 after a pipeline connection is made.

Ship Shoal 26 (50% WI) – This deep shelf wildcat test is currently drilling at a depth of approximately 16,000’ and has already logged 267’ of net gas pay in the shallower objectives. The projected TD is 17,000’.

Vermilion 102 (100% WI) – Two recompletions were performed which tested at combined rates of 17 MMcfe/d. Platform repairs and sales were restored in October 2005.

Southern Business Unit

Katy Field, Waller County, Texas (52% WI) – Forest operated the first two shallow Frio wells which were completed at a combined rate of 1.5 MMcfe/d. Another 5 locations have been identified for 2006.

West White Lake/Sweet Lake, Vermilion Parish/Cameron Parish, LA (100% WI) – Our recent workover program increased gross production by 1.4 MMcfe/d. Our acreage position in the West White Lake/Sweet Lake is approximately 6,600 acres with 3-D seismic coverage. We are evaluating deep objectives following an offset discovery on the east side of our acreage.

Alaska Business Unit

Onshore Cook Inlet Exploration Program (30-100% WI) – Four wells were drilled in the fourth quarter of 2005. Two wells were successfully completed, one well was dry and one is being completed. The West Foreland #1 tested 4.7 MMcfe/d and the Kustatan #1 tested 2.6 MMcfe/d. Gas sales in December, 2005 averaged 11 MMcfe/d. The Three Mile Creek #2 delineation well will be completed and tested this spring after cold weather subsides. An additional 18,500 acres were leased onshore during the quarter.

HURRICANE UPDATE

Forest’s Gulf of Mexico operations were adversely affected by one of the most active hurricane seasons in recorded history. As of December 31, 2005, Forest had approximately 70 MMcfe/d of net production shut-in relating to the Forest Gulf of Mexico operations. Forest estimates that as of February 12, 2006 approximately 45 MMcfe/d of net production remains shut-in. The majority of the production that remains shut-in is due to repairs necessary to platforms as well as third-party transportation and processing facilities and infrastructure. The timetable for restoring full production is uncertain as it is dependent on repairs to third party facilities. Forest estimates that total production associated with the Forest Gulf of Mexico operations deferred for hurricanes Katrina and Rita during the fourth quarter of 2005 was approximately 9.3 Bcfe, while total production deferred in the third and fourth quarters of 2005 was approximately 14.9 Bcfe.

2006 GUIDANCE

Prices for Forest’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors.  These factors are beyond Forest’s control and are difficult to predict.  In addition, prices received by Forest for its oil and gas production may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products.  Consequently, Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

The production, transportation and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error and meteorological events (including, but not limited to severe weather, hurricanes and earthquakes).  Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Therefore, we can give no assurance that our future production will be as estimated.

Forest has completed several major property acquisitions and dispositions in recent years, and has a pending transaction involving the spin-off and merger of the offshore Gulf of Mexico operations.

The following forward-looking data relates only to Remainco on a pro forma basis, and excludes the operations and activities of the assets related to Spinco from January 1, 2006 to the expected dividend payment date of March 2, 2006.  It also does not include the financial and operating results of the pending Cotton Valley property acquisition previously announced or any other potential acquisitions or divestitures during 2006.

Given these general limitations and those discussed below, the following is a summary of Forest’s guidance for 2006:

Daily Production.  We estimate that our daily production will be in the range of 290 to 310 MMcfe/d for the full year of 2006.

Liquids Production.  We estimate that our 2006 production of oil and natural gas liquids will be between 19,000 and 21,000 Bbls/d.

Gas Production.  We estimate that our 2006 natural gas production will be between 175 and 185 MMcf/d.

Production Expense.  Our oil and gas production expense (which includes LOE, ad valorem taxes, production taxes and product gathering and transportation) varies in response to several factors.  Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2006 production expense will be between $190 million and $210 million.

General and Administrative Expense (G&A).  We estimate our 2006 G&A expense, exclusive of non-cash charges relating to FAS 123R will be between $34 million and $38 million.

Equity Compensation (FAS 123R) Expense.  We estimate that we will incur non-cash charges pursuant to FAS 123R of approximately $14 million in 2006.  Approximately $9 million will be expensed in the first quarter due to the Mariner transaction, and the remainder will be expensed as regular amortization throughout the year.

Depreciation, Depletion and Amortization (DD&A).  We estimate that our DD&A rate will be between $1.95 and $2.05 per Mcfe during 2006.

Capital Expenditures.  We estimate that expenditures for exploration and development will be between $425 million and $475 million in 2006.  Some of the factors impacting the level of capital expenditures in 2006 include the cost and availability of oil field services and  weather disruptions.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (“GAAP”), Forest has provided net income adjusted for certain items, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations.  A reconciliation between GAAP net income and net income adjusted for certain items are provided in the paragraphs in which the non-GAAP measure is presented.  Net income excluding the effects of certain items should not be considered a substitute for net income as reported in accordance with GAAP.

Forest presents discretionary cash flow, which consists of net cash provided by operating activities excluding cash settlements on derivatives acquired in business combinations, cash settlements on deferred derivative losses, changes in accounts receivable, other current assets, accounts payable and accrued interest and other current liabilities.  Forest further presents adjusted EBITDA which consists of discretionary cash flow excluding interest expense, current income taxes and other non-cash items.  Management uses these measures to assess the Company’s ability to generate cash to fund exploration and development activities.  Management interprets trends in these measures in a similar manner as trends in cash flow and liquidity.  Discretionary cash flow and adjusted EBITDA should not be considered as an alternative to net cash provided by operating activities presented in accordance with GAAP (in thousands).

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Net cash provided by operating activities	$110,133	204,392	628,565	568,013

Cash settlements on derivatives acquired in business combination	(10,859)	(3,251)	(14,704)	(8,833)
Cash settlements on deferred derivative losses	15,204	—	15,204	—

Changes in operating assets and liabilities:
Accounts receivable	14,705	(3,125)	15,350	(32,754)
Other current assets	21,902	2,934	25,858	7,610
Accounts payable	(16,387)	(38,754)	(9,528)	43,456
Accrued interest and other current liabilities	142	12,132	(6,650)	(8,898)
Discretionary cash flow	134,840	174,328	654,095	568,594

Interest expense	15,179	15,209	61,403	57,844
Current income taxes	1,527	1,631	3,498	2,960
Other non-cash items	(3,910)	(4,397)	(2,374)	3,705
Adjusted EBITDA	$147,636	186,771	716,622	633,103

In addition to total debt, Forest also presents net debt, which consists of principal amount of long-term debt less cash and cash equivalents on hand at the end of the period.  Management uses this measure to assess the Company’s indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce the amounts of the credit facility.  The following table sets forth the components of net debt as of December 31, 2005 and 2004 (in millions):

	December 31, 2005		December 31, 2004
	Principal	Book(1)	Principal	Book(1)

Credit facilities	$154	154	152	152
8% Senior notes due 2008	265	270	265	273
8% Senior notes due 2011	285	298	285	300
7 ¾% Senior notes due 2014	150	163	150	164
Total long-term debt	854	885	852	889
Cash and cash equivalents	7	7	55	55
Net debt	$847	878	797	834

(1)                                  Book amounts include the principal amount of long-term debt adjusted for unamortized gains on interest rate swaps of $25.5 million and $30.3 million at December 31, 2005 and 2004, respectively, and an unamortized net premium on issuance of $5.5 million and $6.5 million at December 31, 2005 and 2004, respectively.

EXPLANATION OF RESERVE RATIO AND FD&A COSTS

Remainco’s production replacement ratio of 281% was calculated by dividing the sum of additions to estimated proved oil and gas reserves during 2005, which sum equals 278 Bcfe, as determined, by Remainco’s 2005 production of 99 Bcfe.

Remainco FD&A costs of $2.16 was calculated by dividing the sum of total exploration and development and acquisition costs, which sum equals $600 million, by Remainco’s total reserve additions of 278 Bcfe.

TELECONFERENCE CALL

Forest Oil Corporation management will hold a teleconference call on Thursday, February 16, 2006, at 12:00 pm MT to discuss the items described in this press release.  If you would like to participate please call 1.800.399.6298 (for U.S./Canada) and 1.706.634.0924 (for International) and request the Forest Oil teleconference (ID # 4800606).

A replay will be available from Thursday, February 16 through February 23, 2006.  You may access the replay by dialing toll free 1.800.642.1687 (for U.S./Canada) and 1.706.645.9291 (for International), conference ID # 4800606.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest’s

2004 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

These materials are not a substitute for the registration statement that was filed with the Securities and Exchange Commission in connection with the transaction, or the proxy statement/prospectus-information statement being mailed to shareholders. Investors are urged to read the proxy statement/prospectus-information statement which contains important information, including detailed risk factors. The proxy statement/prospectus-information statement and other documents filed by Forest and Mariner with the Securities and Exchange Commission are available free of charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request when such a filing is made to Mariner Energy, Inc., One BriarLake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, TX 77042, Attention: Investor Relations.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Mariner common stock

Mariner, Forest and their respective directors, and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation is set forth in the proxy statement/prospectus-information statement.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in the Gulf of Mexico, Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

February 15, 2006

FOREST OIL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2005	2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$7,231	55,251
Accounts receivable	178,124	151,927
Derivative instruments	941	8,913
Current deferred tax asset	77,346	38,321
Other current assets	52,283	29,056
Total current assets	315,925	283,468

Net property and equipment	3,200,018	2,721,118

Goodwill	87,072	68,560
Other assets	42,531	49,359
	$3,645,546	3,122,505

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$312,076	202,537
Accrued interest	4,260	4,292
Derivative instruments	151,678	80,523
Asset retirement obligations	33,329	25,452
Other current liabilities	21,573	10,811
Total current liabilities	522,916	323,615

Long-term debt	884,807	888,819
Asset retirement obligations	178,225	184,724
Derivative instruments	—	20,890
Other liabilities	45,691	35,785
Deferred income taxes	329,385	196,525
Total liabilities	1,961,024	1,650,358
Shareholders’ equity:
Common stock	6,455	6,159
Capital surplus	1,529,102	1,444,367
Retained earnings	217,293	66,007
Accumulated other comprehensive (loss) income	(18,220)	6,780
Treasury stock, at cost	(50,108)	(51,166)
Total shareholders’ equity	1,684,522	1,472,147
	$3,645,546	3,122,505

FOREST OIL CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
	(In Thousands Except Per Share Amounts)
Revenue:
Oil and gas sales:
Natural gas	$177,225	160,703	647,936	573,342
Oil, condensate and natural gas liquids	90,917	102,359	414,581	336,438
Total oil and gas sales	268,142	263,062	1,062,517	909,780
Marketing, processing and other	4,321	1,712	9,528	3,118
Total revenue	272,463	264,774	1,072,045	912,898
Operating expenses:
Lease operating expenses	54,542	44,703	199,761	189,161
Production and property taxes	11,257	9,424	42,615	32,241
Transportation costs	5,147	5,004	19,499	16,792
General and administrative	12,009	9,641	43,703	32,145
Depreciation and depletion	84,125	96,407	368,679	354,092
Accretion of asset retirement obligation	4,366	4,351	17,317	17,251
Impairment and other	4,206	11,239	11,132	12,929
Total operating expenses	175,652	180,769	702,706	654,611
Earnings from operations	96,811	84,005	369,339	258,287
Other income and expense:
Interest expense	15,179	15,209	61,403	57,844
Unrealized (gains) losses on derivative instruments	(52,992)	(2,279)	21,373	1,088
Realized losses (gains) on derivative instruments	35,670	(26)	35,390	(336)
Other expense (income), net	1,996	(2,139)	6,247	(2,179)
Total other income and expense	(147)	10,765	124,413	56,417
Earnings before income taxes and discontinued operations	96,958	73,240	244,926	201,870
Income tax expense:
Current	1,527	1,631	3,498	2,960
Deferred	38,200	28,025	89,860	75,784
Total income tax expense	39,727	29,656	93,358	78,744
Earnings from continuing operations	57,231	43,584	151,568	123,126
Loss from discontinued operations, net of tax	—	—	—	(575)
Net earnings	$57,231	43,584	151,568	122,551
Weighted average number of common shares outstanding:
Basic	62,020	59,510	61,405	56,925
Diluted	63,335	60,934	62,878	58,089
Basic earnings per common share:
Earnings from continuing operations	$.92	.73	2.47	2.16
Loss from discontinued operations, net of tax	—	—	—	(.01)
Net earnings per common share	$.92	.73	2.47	2.15
Diluted earnings per common share:
Earnings from continuing operations	$.90	.72	2.41	2.12
Loss from discontinued operations, net of tax	—	—	—	(.01)
Net earnings per common share	$.90	.72	2.41	2.11

FOREST OIL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2005	2004
	(In Thousands)
Cash flows from operating activities:
Net earnings	$151,568	122,551
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	368,679	354,092
Accretion of asset retirement obligation	17,317	17,251
Impairment of oil and gas properties	2,924	6,261
Unrealized losses on derivative instruments	21,373	1,088
Cash settlements on deferred derivative losses	(15,204)	—
Cash settlement of derivatives acquired in business combinations	14,704	8,833
Deferred income tax expense	89,860	76,506
Other, net	2,374	(9,155)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(15,350)	32,754
Other current assets	(25,858)	(7,610)
Accounts payable	9,528	(43,456)
Accrued interest and other current liabilities	6,650	8,898
Net cash provided by operating activities	628,565	568,013
Cash flows from investing activities:
Acquisition of subsidiaries	(196,645)	(223,834)
Capital expenditures for property and equipment:
Exploration, development and other acquisition costs	(483,329)	(317,166)
Other fixed assets	(10,743)	(2,829)
Proceeds from sales of assets	24,046	97,933
Sale of goodwill and contract value	—	8,493
Other, net	(4,559)	(18,498)
Net cash used by investing activities	(671,230)	(455,901)
Cash flows from financing activities:
Proceeds from bank borrowings	2,351,741	2,025,074
Repayments of bank borrowings	(2,350,000)	(2,165,646)
Repayments of bank debt assumed in acquisitions	(35,000)	(66,354)
Issuance of 8% senior notes, net of issuance costs	—	133,312
Redemption of 9 ½% senior notes	—	(126,971)
Proceeds of common stock offering, net of offering costs	—	117,088
Proceeds from the exercise of options and warrants	43,377	22,894
Cash settlements on derivatives acquired in business combinations	(14,704)	(8,833)
Other, net	(10)	1,167
Net cash used by financing activities	(4,596)	(68,269)
Effect of exchange rate changes on cash	(759)	(101)
Net (decrease) increase in cash and cash equivalents	(48,020)	43,742
Cash and cash equivalents at beginning of period	55,251	11,509
Cash and cash equivalents at end of period	$7,231	55,251